Exhibit 99.4

Gold Basin Resources Corporation

Suite 1020 – 800 West Pender Street, Vancouver, BC, V6C 2V6

May 14, 2026

Trading Symbol:               TSX Venture-GXX

GOLD BASIN RESOURCES ANNOUNCES FILING AND MAILING OF MEETING MATERIALS FOR SPECIAL MEETING TO APPROVE ARRANGEMENT WITH CANEX

Vancouver, British Columbia – Accesswire – Gold Basin Resources Corporation (“Gold Basin”) (TSX Venture-GXX) announces that it has filed on SEDAR+ and completed the mailing of its management information circular and related meeting materials (collectively, the “Meeting Materials”) in connection with Gold Basin’s special meeting of shareholders (the “Meeting”) to be held on June 4, 2026 at 10:00 a.m. (Vancouver time) with respect to the previously announced proposed arrangement (the “Arrangement”) with CANEX Metals Inc. (“CANEX”).

The Meeting Materials are available under Gold Basin’s profile on SEDAR+ at www.sedarplus.ca and on CANEX’s website at https://canexmetals.ca/gold-basin/special-meeting-documents/

Shareholders of Gold Basin (“Gold Basin Shareholders”) are encouraged to review the Meeting Materials in full before voting at the Meeting.

At the Meeting, Gold Basin Shareholders will be asked to consider and, if thought advisable, to approve a plan of arrangement involving CANEX, Gold Basin and the Gold Basin Shareholders, as more particularly described in the Meeting Materials.

Under the terms of the Arrangement, Gold Basin Shareholders will receive 0.592 shares of CANEX (“CANEX Shares”) per share of Gold Basin (“Shares”) held, the same consideration received by Gold Basin Shareholders who tendered to the CANEX offer to acquire Shares which expired on February 10, 2026. This represents a premium of 242.0% to the last trading price of the Shares prior to the cease trade order that Gold Basin remains subject to, based on the closing price of the CANEX Shares as of May 8, 2026, being the last trading day before the announcement of the Arrangement.

Gold Basin Shareholders with questions or who require assistance in voting their Shares should contact Gold Basin’s proxy solicitation agent, Laurel Hill Advisory Group, by calling 1-877-452-7184 (North America Toll- Free) or 416-304-0211 (outside of North America), by texting “INFO” to either number, or by emailing assistance@laurelhill.com.

About Gold Basin Resources Corporation

Gold Basin Resources Corporation holds the Gold Basin Project in Mohave County Arizona. The project hosts large, mineralized trends containing near surface oxide gold mineralization and has seen over 800 historic and current drill holes into mineralized deposits up to 1.7 kilometres in length.

“Shane Ebert”

Shane Ebert, President, Chief Executive Officer and Director

For Further Information Contact:

Shane Ebert at 1.250.964.2699 or

Jean Pierre Jutras at 1.403.233.2636

Web: http://www.canexmetals.ca

Neither the TSX Venture Exchange nor its regulation services provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-Looking Statements

This news release contains "forward-looking information" within the meaning of applicable Canadian securities legislation. All statements, other than statements of historical fact, are forward-looking statements and are based on expectations, estimates and projections as at the date of this news release. Any statement that involves discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often but not always using phrases or stating that certain actions, events or results "may", “can”, "shall" or "will" be taken to occur or be achieved) are not statements of historical fact and may be forward-looking statements.

In this news release, forward-looking statements relate to, among other things, statements regarding: the proposed acquisition by CANEX of all of the Shares pursuant to the Arrangement; and the Meeting. These forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements.

In respect of the forward-looking statements, Gold Basin has relied on certain assumptions that it believes are reasonable at this time, including assumptions as to the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court, shareholder, stock exchange and other third party approvals and the ability of the parties to satisfy, in a timely manner, the other conditions to the completion of the Arrangement. This timeline may change for a number of reasons, including the inability to secure necessary regulatory, court, shareholder, stock exchange or other third-party approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Arrangement. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this news release concerning these times.

Risks and uncertainties that may cause such differences include but are not limited to: the risk that the Arrangement may not be completed on a timely basis, if at all; the conditions to the consummation of the Arrangement may not be satisfied; the risk that the Arrangement may involve unexpected costs, liabilities or delays; the possibility that legal proceedings may be instituted against CANEX, Gold Basin, and/or others relating to the Arrangement and the outcome of such proceedings; the possible occurrence of an event, change or other circumstance that could result in termination of the arrangement agreement between Gold Basin and CANEX, dated May 11, 2026; risks relating to the failure to obtain necessary regulatory, court, shareholder, and stock exchange approvals; other risks inherent in the mining industry. Failure to obtain the requisite approvals, or the failure of the parties to otherwise satisfy the conditions to or complete the Arrangement, may result in the Arrangement not being completed on the proposed terms, or at all. In addition, if the Arrangement is not completed, the announcement of the Arrangement and the dedication of substantial resources of Gold Basin to complete the Arrangement could have a material adverse impact on Gold Basin’s share price, its current business relationships and on the current and future operations, financial condition, and prospects of Gold Basin. Gold Basin disclaims any responsibility to update these forward-looking statements, except as required by applicable laws.